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INBOUND CALL MANAGEMENT AND

FULFILLMENT SERVICES AGREEMENT

THIS INBOUND CALL MANAGEMENT AND FULFILLMENT SERVICES AGREEMENT (the “Agreement”) is made as of this 16th day of October, 2012, by and between Aspiriant Global Equity Trust, a Delaware statutory trust (the “Trust”), and UMB Distribution Services, LLC, a Wisconsin limited liability company (“UMBDS”).

WHEREAS, the Trust is an open-end management investment company registered under the 1940 Act, as defined below, and is authorized to issue Shares;

WHEREAS, UMBDS is registered as a broker-dealer under the 1934 Act and is a member of FINRA;

WHEREAS, UMBDS offers various inbound call management and fulfillment services to investment companies and others; and

WHEREAS, the Trust and UMBDS desire to enter into an agreement pursuant to which UMBDS shall provide on behalf of the Trust certain inbound call management and fulfillment services to the Funds.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Board” shall mean the Board of Trustees of the Trust.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

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“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets specified on Schedule A hereto as the same may be amended from time to time, for which the Trust has appointed UMBDS to provide the Services under this Agreement. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Prospectus” shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by UMBDS from the Trust with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the services described in Schedule B of this Agreement and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to this Agreement.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Trust as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund of the Trust.

2.	Retention and Services

(a) The Trust hereby retains UMBDS to provide the Services and UMBDS agrees to provide such Services. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, UMBDS will render the Services in accordance with the terms of this Agreement. The duties of UMBDS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBDS hereunder. Notwithstanding anything herein to the contrary, UMBDS shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall UMBDS provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b) The toll-free telephone number that is transferred to UMBDS, in order for UMBDS to provide the services hereunder, shall remain the property of the Trust. In the event that this Agreement is terminated, UMBDS shall assert no claim in or to this telephone number.

(c) UMBDS may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that UMBDS shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if UMBDS were itself providing such Services.

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(d) The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider. To the extent UMBDS agrees to take such actions, those actions taken shall be deemed part of the Services.

3.	Representations and Deliveries

(a) The Trust represents that it is registered as an open-end management investment company under the 1940 Act and that it has and will continue to act in conformity with its Declaration of Trust, its Bylaws, its Registration Statement and resolutions and other instructions of its Board and has and will continue to comply with all applicable laws, rules and regulations including without limitation the 1933 Act, the 1934 Act, the 1940 Act, the laws of the states in which Shares are offered and sold, and the rules and regulations thereunder.

(b) The Trust, at its cost, shall provide UMBDS with the necessary scripts, instructions and all materials (including Prospectuses, reports, article reprints, stationery and envelopes) so that UMBDS may provide the Services. The Trust shall provide UMBDS from time to time at the earliest practicable date with such details as may reasonably be required concerning media schedules, anticipated call volume and other related information so as to facilitate preparation by UMBDS to provide the Services.

(c) The Trust shall take or cause to be taken all necessary action to register and maintain the registration of the Shares under the 1933 Act for sale as herein contemplated and shall pay all costs and expenses in connection with the registration of Shares under the 1933 Act, and be responsible for all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Trust hereunder.

(d) The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBDS.

(e) The Trust represents to UMBDS that all Registration Statements and Prospectuses of the Trust filed or to be filed with the Commission under the 1933 Act with respect to the Shares have been and will be prepared in conformity with the requirements of the 1933 Act, the 1940 Act, and the rules and regulations of the Commission thereunder. The Trust represents and warrants to UMBDS that any Registration Statement and Prospectus, when such Registration Statement becomes effective, will contain all statements required to be stated therein in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission; that all information contained in the Registration Statement and Prospectus will be true and correct in all material respects when such Registration Statement becomes effective; and that neither the Registration Statement nor any Prospectus when

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such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Trust agrees to file from time to time such amendments, supplements, reports and other documents as may be necessary or required in order to: (1) comply with the 1933 Act and the 1940 Act; (2) ensure that there is no untrue statement(s) of a material fact in a Registration Statement or Prospectus; or (3) ensure that all statements necessary or required in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading. The Trust shall promptly notify UMBDS of any advice given to it by counsel to the Trust regarding the necessity or advisability of amending or supplementing the Registration Statement.

4.	Fees

(a) As compensation for the services performed hereunder and the expenses incurred by UMBDS, the Trust shall pay UMBDS the fees and reimburse the expenses of UMBDS as provided in Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in arrears in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which UMBDS has been retained. After reasonable notice, the Trust agrees to pay UMBDS’ then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule C after the execution of this Agreement.

(b) For the purpose of determining fees payable to UMBDS, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust or any Fund(s) be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) UMBDS will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. UMBDS shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and

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applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d) The Trust also agrees to promptly reimburse UMBDS for all out-of-pocket expenses or disbursements incurred by UMBDS in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBDS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event UMBDS requests advance payment, UMBDS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (“Due Date”). Except as provided in Schedule C, UMBDS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by the UMBDS). UMBDS may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(f) The Trust is aware that its failure to remit to UMBDS all amounts due on or before the Due Date will cause UMBDS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that the UMBDS does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay UMBDS’ reasonable attorney’s fees and court costs in the event that an attorney is engaged to assist in the collection of any amounts due UMBDS. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBDS of the Trust’s default or prevent UMBDS from exercising any other rights and remedies available to it.

(g) In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBDS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the fifth business day after the day on which UMBDS provides to the Trust documentation which an objective observer would agree reasonably supports any disputed charges (“Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Trust acknowledges that the fees charged by UMBDS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that UMBDS charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

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5.	Confidentiality

Nonpublic information relating to either party shall be consided confidential information and shall not be disclosed or otherwise used except as may be permitted by this Agreement. In case of any requests or demands for inspection of the records of the Funds by a regulator, UMBDS will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of UMBDS or any of its employees, agents or representatives, and information which was already in the possession of UMBDS prior to receipt thereof, shall not be subject to this paragraph. UMBDS will implement and maintain such appropriate security measures as are necessary for the protection of any confidential personal information received by UMBDS through the provision of the Services. The obligations of the parties under this Section 5 shall survive the termination of this Agreement.

6.	Limitation of Liability

(a) UMBDS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from UMBDS’ willful misfeasance, bad faith or negligence in the performance of such duties and obligations, or by reason of its reckless disregard thereof. Furthermore, UMBDS shall not be liable for: (1) any action taken or omitted to be taken in accordance with instructions received by UMBDS from an officer or representative of the Trust; or, (2) any action taken or omission by a Fund, the Trust, its investment adviser(s) or any past or current service provider.

(b) Notwithstanding anything herein to the contrary, UMBDS will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. UMBDS will, however, take all reasonable steps to minimize the effect of any service interruption for any period that such interruption continues beyond its control.

(c) In no event and under no circumstances shall either party, their affiliates or any of its or their members, officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

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(d) All risk of loss for the materials being inventoried by UMBDS on the Trust’s behalf shall be the responsibility of the Trust, and UMBDS shall not be responsible for any loss to this material except as such loss may be caused by UMBDS’ negligence. UMBDS agrees to use due care in the storage of such materials prior to their distribution.

(e) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.	Indemnification.

(a) The Trust shall indemnify, defend and hold UMBDS, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled UMBDS within the meaning of Section 15 of the 1933 Act (“UMBDS Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature (“Losses”) which UMBDS and each of the UMBDS Indemnitees may incur under the 1933 Act, the 1934 Act, the 1940 Act and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement or any Prospectus, an annual or interim report to Shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Trust’s obligation to indemnify UMBDS and any of the foregoing UMBDS Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to UMBDS and furnished to the Trust or its counsel by UMBDS in writing for the purpose of, and used in, the preparation thereof; (2) any and all Losses which UMBDS and each of the UMBDS Indemnitees may incur in connection with this Agreement or UMBDS’ performance hereunder, except to the extent the Losses result from UMBDS’ willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; or (3) any and all Losses which UMBDS and each UMBDS Indemnitee may incur when acting in accordance with instructions from the Trust or its representatives.

(b) Promptly after receipt by UMBDS of notice of the commencement of an investigation, action, claim or proceeding, UMBDS shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by UMBDS or any UMBDS Indemnitee. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by UMBDS, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies UMBDS of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the

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receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case UMBDS does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and UMBDS or any UMBDS Indemnitee, the Trust will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by UMBDS and them. The Trust’s indemnification agreement contained in this Section 7 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of UMBDS and each UMBDS Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to UMBDS’ benefit, to the benefit of each UMBDS Indemnitee and their estates and successors. The Trust agrees to promptly notify UMBDS of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c) UMBDS agrees to indemnify and hold harmless the Trust, its employees, agents, officers, trustees, shareholders, affiliates and nominees (collectively, “Trust Indemnified Parties”) from and against any and all Losses which may be asserted against or incurred by any Trust Indemnified Party or for which any Trust Indemnified Party may be held liable (a “Trust Claim”), arising out of or in any way relating to UMBDS’ refusal or failure to comply with the terms of this Agreement, or any Trust Claim that arises out of UMBDS’ negligence or misconduct or breach of any representation or warranty of UMBDS made herein;

(d) Promptly after receipt by Trust of notice of the commencement of an investigation, action, claim or proceeding, Trust shall, if a claim for indemnification in respect thereof is made under this section, notify the UMBDS in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Trust or any Trust Indemnitee. UMBDS shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the UMBDS elects to assume the defense, such defense shall be conducted by counsel chosen by UMBDS and approved by the Trust, which approval shall not be unreasonably withheld. In the event UMBDS elects to assume the defense of any such suit and retain such counsel and notifies the Trust of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the UMBDS’ election. If UMBDS does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by UMBDS, or in case there is a conflict of interest between the Trust and UMBDS or any UMBDS Indemnitee, UMBDS will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust and them. UMBDS’ indemnification agreement contained in this Section 7 and UMBDS’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust and each Trust Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Trust’s benefit, to the benefit of each Trust Indemnitee and their estates and successors. UMBDS agrees to promptly notify the Trust of the commencement of any litigation or proceedings against UMBDS or any of its officers or directors in connection with the issue and sale of any of the Shares.

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(e) The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.	Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each such term a “Renewal Term”).

(b) In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay UMBDS the remaining balance of the fees payable to UMBDS under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, UMBDS shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by UMBDS. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and UMBDS’ agreement to provide additional Services in connection therewith, UMBDS shall provide such Services and be entitled to such compensation as the parties may mutually agree. UMBDS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

9.	Miscellaneous

(a) Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBDS:	UMB Distribution Services, LLC
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel

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If to the Trust:	Aspiriant Global Equity Trust
11100 Santa Monica Blvd., Suite 600
Los Angeles, California 90025
Attention: Hilarie Green

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of UMBDS hereunder are not deemed to be exclusive. UMBDS may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers, and employees of UMBDS may serve as directors, trustees, officers and employees of other entities (including other investment companies), that such other entities may include the name of UMBDS as part of their name and that UMBDS or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

(f) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

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(h) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement between UMBDS and the Trust and supersedes all prior negotiations, understandings and agreements.

(i) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Funds.

(j) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into between the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

ASPIRIANT GLOBAL EQUITY TRUST	UMB DISTRIBUTION SERVICES, LLC
(the “Trust”)	(“UMBDS”)

By:	By:

Robert J. Tuszynski
Name:	President

Title:

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Schedule A

to the

Inbound Call Management and

Fulfillment Agreement

by and between

Aspiriant Global Equity Trust

and

UMB Distribution Services, LLC

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund

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Schedule B

to the

Inbound Call Management and

Fulfillment Services Agreement

by and between

Aspiriant Global Equity Trust

and

UMB Distribution Services, LLC

SERVICES

Inbound Call Management

•	Standard business hours: 7 a.m. – 7 p.m. CST, Monday through Friday (except major holidays)

•	Qualify callers

•	Provide detailed responses to fund inquiries (not scripted)

•	Automated voice response system

•	Custom database maintenance

•	Periodic activity reporting:

•	Names, addresses, telephone numbers and types of inquiries

•	Call tracking, by:

•	Fund

•	Zip code or geographic region

•	Source code

•	Call switching

•	Complex calls can be forwarded to fund, if desired

•	Transfer calls to transfer agent

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Fulfillment

•	Standard business hours: Monday through Friday 8:00 – 5:00 CST (except major holidays)

•	Literature requests fulfilled and mailed typically within 24 hours (but at most within 3 business days with respect to all documents required by the SEC to be sent within such timeframes).

•	On-site inventory control

•	Customized investor kit assembly and literature fulfillment

•	Personalized letters developed by Distributor or by UMBDS (with prior approval by Distributor)

•	Fulfill literature requests downloaded from the Trust’s Internet site through UMBDS 4.Net

•	Fulfillment service

•	Conduct follow-up mail campaign

•	Fulfill literature requests received via Reader Service campaign

•	Ability to supply 3rd party channels with fund literature

•	Periodic reporting

•	Advanced notice of need to order additional materials

•	Mailing of premium items

Miscellaneous

•	Fulfillment Reference Manual maintenance

•	Fulfillment representative training